Exhibit 99.1

Business Valuation Report Prepared for:
Ameri Metro Inc. (ARMT)

Report prepared By:
Rocco Capuano Jr.
Investment Advisor Representative
ProAdvisor Investment Corp/ProAdvisor Capital Management
A Registered Investment Advisory Firm
1413 W. Market St.
York, PA 17404

Table of Contents

Letter of Engagement……………………..2

Information Source……………………….3

Company Overview………………..…….13
Industry Outlook…………………………15

Valuation Methodologies………………...17

Opinion of Value………………………....20

  http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/0001534155-16-000067-index.htm

Re: Letter of Engagement

November 1, 2016

Dear Mr. Mathias,

We have been engaged by your firm for the purpose of rendering a fair market value of your common stock for the purpose of bringing your company to market and likely the NASDAQ exchange. We will be evaluating your company supplied financial forecasts and projections going forward, exhibits you provided on projects that the company has in pipeline, as well as related industry qualitative reports and quantitative data in order to accuratly determine the value of your company.

Regards,

Rocco Capuano Jr.

Rocco Capuano Jr.
Investment Advisor Representative
ProAdvisor Capital / ProAdvisor Investment Corp
A Registered Investment Advisory Firm
1413 W. Market St.
York, PA 17404

Description of Valuation Assignment

ProAdvisor Investment Corp/ProAdvisor Capital has been retained by ARMT , to estimate the fair market value of the ARMT Common Stock for the purpose of being offered on a secondary market exchange.

The Scope of the Report

The Company considered the following in our valuation analysis:

•

Company provided financial projections and public filings and documents

•

The general economic outlook, the position of the industry in the existing economy, and the position of the business within its industry.

•

Related credible third party reports on industry specific data and projections

•

The book value and general financial condition of the business.

•

The earnings capacity of the business.

•

The company’s capital structure, economic and control rights of various stake-holders.

•

The market price of stocks or assets of companies engaged in related activities where such stocks are traded on an exchange or over-the-counter.

Information Sources

The following sources of information were used in preparing the valuation:

1.

Company supplied financial statements and projections, SEC filings and other publicly available documents. Contracts and Letters of Intent both internally and from third parties to the Company and its subsidiaries (Alabama Toll Road Authority, Georgia State, and PA)

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1017hsrfreightincandhsrpas.htm
http://ameri-metro.com/files/SEC/ATFI%20RESOLUTION%20S%20J%20R%2056.pdf

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1034porttrajanci81_pointof.pdf

https://trackbill.com/bill/ga-hr948-fulton-carroll-and-douglas-counties-high-speed-rail-transit-encourage/1171261/

2.

Global, national, regional, and local economic data were compiled and reviewed. The sources used included:

a.

ASCE (American Society of Civil Engineers) Infrastructure Report Card (2013)

http://www.infrastructurereportcard.org/

b.

TEMS feasibility and research reports (2010-2015) http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1034porttrajanci81_pointof.htm

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1034porttrajanci81_pointof.pdf

c.

Boeing market outlook

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1025boeingcurrentmarketou.pdf

d.

KPMG Infrastructure Report

https://home.kpmg.com/xx/en/home/insights/2012/11/infra100-world-markets.html

e.

PricewaterhouseCoopers Economic Report (2015)

http://www.pwc.com/us/en/capital-projects-infrastructure/publications/2014and2015outlook.html

f.

McKinsey Infrastructure Report (2014)

http://www.mckinsey.com/insights/infrastructure

http://www.mckinsey.com/insights/engineering_construction/new_horizons_for_infrastructure_investing

g.

Oxford Economics (2015-2025)

h.

BAIN & Company Inc. Brief (2011-2020)

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/ex1015bainbreif8macrotrendsr.pdf

i.

Complete ARMT 8-K exhibits considered for this report but not necessarily included physically in this report for redundancy sake.

http://www.sec.gov/Archives/edgar/data/1534155/000153415516000067/0001534155-16-000067-index.htm

2	EXHIBIT 10.12 INTENDED USE OF MASTER TRUST INDENTURES	exhibit1012intendeduseofmast.htm
3	EXHIBIT 10.13 ECONOMIC IMPACT SURFACE TRANSPORTATION	ex1013hsrpassengerservicesin.htm
4	EXHIBIT 10.13	ex1013costfeasibleplanmodifi.htm
5	EXHIBIT 10.13 COST FEASIBLE PLAN MODIFICATION	ex1013costfeasibleplanmodifi.pdf
6	EXHIBIT 10.13	ex1013economicimpactsurfacet.htm
7	EXHIBIT 10.13 ECONOMIC IMPACT SURFACE	ex1013economicimpactsurfacet.pdf
8	EXHIBIT 10.13	ex1013flallrtpsummaryreporta.htm
9	EXHIBIT 10.13 FL AL LRTP SUMMARY REPORT	ex1013flallrtpsummaryreporta.pdf
10	EXHIBIT 10.13	ex1013florida201307231107078.htm
11	EXHIBIT 10.13 FLORIDA 2013	ex1013florida201307231107078.pdf
12	EXHIBIT 10.14 GOVERNMENT RESOLUTIONS	ex1014atfijointresolution459.htm
13	EXHIBIT 10.14 ATFI JOINT RESOLUTION	ex1014atfijointresolution459.pdf
14	EXHIBIT 10.14	ex1014gahouseresolution94815.htm
15	EXHIBIT 10.14 GA HOUSE RESOLUTION	ex1014gahouseresolution94815.pdf
16	EXHIBIT 10.14	ex1014yuma912ymposdemandresp.htm
17	EXHIBIT 10.14 YUMA	ex1014yuma912ymposdemandresp.pdf
18	EXHIBIT 10.15 MARKET CONDITIONS FOR BOND PORTFOLIO	ex1015bainbreif8macrotrendsr.htm
19	EXHIBIT 10.15 BAIN BRIEF 8 MACRO TRENDS	ex1015bainbreif8macrotrendsr.pdf
20	EXHIBIT 10.15	ex1015buildingamericasfuture.htm
21	EXHIBIT 10.15 BUILDING AMERICAS FUTURE	ex1015buildingamericasfuture.pdf
22	EXHIBIT 10.15	ex1015economicmegatrendsupto.htm
23	EXHIBIT 10.15 ECONOMIC MEGATRENDS	ex1015economicmegatrendsupto.pdf
24	EXHIBIT 10.15	ex1015infrastructure14uk.htm
25	EXHIBIT 10.15 INFRASTRUCTURE 14 UK	ex1015infrastructure14uk.pdf
26	EXHIBIT 10.15	ex1015infrastructure2013eyou.htm
27	EXHIBIT 10.15 INFASTRUCTURE 2013	ex1015infrastructure2013eyou.pdf
28	EXHIBIT 10.15	ex1015mgiinfrastructurefullr.htm
29	EXHIBIT 10.15	ex1015mgiinfrastructurefullr.pdf
30	EXHIBIT 10.15	ex1015rethinkinginfrastructu.htm
31	EXHIBIT 10.15	ex1015rethinkinginfrastructu.pdf
32	EXHIBIT 10.15	ex10152014northamerican3plce.htm
33	EXHIBIT 10.15	ex10152014northamerican3plce.pdf
34	EXHIBIT 10.16 AMERI METRO INC. PIPELINE TEMS REPORT	ex1016pipelineprojects_shahm.htm
35	EXHIBIT 10.17 APPLACHIAN REGIONAL COMMISSION CORRIDOR DOCUMENTS	ex1017hsrfreightincandhsrpas.htm
36	EXHIBIT 10.17	ex1017mobiletradeandtranspor.htm
37	EXHIBIT 10.17	ex1017mobiletradeandtranspor.pdf
38	EXHIBIT 10.18 HSR PASSENGER SERVICES INC. FOR FLORIDA-ALABAMA TPO INDENTURE	exhibit1018hsrpassengerservi.htm
39	EXHIBIT 10.19 ATFI 2016 DOCUMENTS	exhibit1019alabamatollfacili.htm
40	EXHIBIT 10.19	ex1019atfijointresolution45.htm
41	EXHIBIT 10.19	ex1019atfijointresolution45.pdf
42	EXHIBIT 10.19	ex1019roadsreport.htm
43	EXHIBIT 10.19	ex1019roadsreport.pdf
44	EXHIBIT 10.20 MOBILE TRADE CORRIDOR	ex1020hsrfreightincandhsrpas.htm
45	EXHIBIT 10.20	ex1020mobileetradeandtranspor.htm
46	EXHIBIT 10.20	ex1020mobileetradeandtranspor.pdf
47	EXHIBIT 10.21 ATLANTIC ENERGY AND UTILITIES DOCUMENTS	ex1021atlanicenergyandutitie.htm
48	EXHIBIT 10.21	ex1021drinkingwaterreport.htm
49	EXHIBIT 10.21	ex1021drinkingwaterreport.pdf
50	EXHIBIT 10.21	ex1021energyreport.htm
51	EXHIBIT 10.21 ENERGY REPORT	ex1021energyreport.pdf
52	EXHIBIT 10.21	ex1021hazardouswastereport.htm
53	EXHIBIT 10.21 HAZARDOUS WASTE REPORT	ex1021hazardouswastereport.pdf
54	EXHIBIT 10.21	ex1021solidwastereport.htm
55	EXHIBIT 10.21SOLID WASTE REPORT	ex1021solidwastereport.pdf
56	EXHIBIT 10.21	ex1021wastewaterreport.htm
57	EXHIBIT 10.21 WASTER WATER REPORT	ex1021wastewaterreport.pdf
58	EXHIBIT 10.22 HIGH SPEED RAIL FACILITIES INC. MASTER TRUST INDENTURE DOCUMENTS	ex1022highspeedrailfacilitie.htm
59	EXHIBIT 10.23 HSR FREIGHT AND PASSENGER FOR PORT FREEPORT BRAZORIA TEXAS DOCUMEN	ex1023hsrfreightandpassenger.htm
60	EXHIBIT 10.23	ex1023txfreeportattachparta.htm
61	EXHIBIT 10.23 FREEPORT ATTACH PART A	ex1023txfreeportattachparta.pdf
62	EXHIBIT 10.23	ex1023txfreeportattachpartb.htm
63	EXHIBIT 10.23 FREEPORT ATTACH PART B	ex1023txfreeportattachpartb.pdf
64	EXHIBIT 10.24 HIGH SPEED RAIL FACILITIES PROVIDER INC. MASTER TRUST INDENTURE DO	ex1024highspeedrailfacilitie.htm
65	EXHIBIT 10.25 PORT OSTIA AIR CARGO DOCUMENTS	ex1025gifdamastertrustindent.htm
66	EXHIBIT 10.25	ex1025amerimetrooctober2014.htm
67	EXHIBIT 10.25 AMERI METRO OCTOBER 2014	ex1025amerimetrooctober2014.pdf
68	EXHIBIT 10.25	ex1025boeingcurrentmarketou.htm
69	EXHIBIT 10.25 BOEING CURRENT MARKET OUTLOOK	ex1025boeingcurrentmarketou.pdf
70	EXHIBIT 10.25	ex1025boeingwacf.htm
71	EXHIBIT 10.25 BOEING WACF	ex1025boeingwacf.pdf
72	EXHIBIT 10.25	ex1025portdeostiainc0001.htm
73	EXHIBIT 10.25 PORT DE OSTIA INC	ex1025portdeostiainc0001.pdf
74	EXHIBIT 10.26 PORTUS DE JEWEL MEXICO DOCUMENTS	ex1026gifdamastertrustindent.htm
75	EXHIBIT 10.26	ex1026amerimetrooctober2014.htm
76	EXHIBIT 10.26 AMERI METRO OCTOBER 2014	ex1026amerimetrooctober2014.pdf
77	EXHIBIT 10.26	ex1026finalreportyumarailcor.htm
78	EXHIBIT 10.26 FINAL REPORT YUMA RAIL	ex1026finalreportyumarailcor.pdf
79	EXHIBIT 10.26	ex1026nationalgeospatialinte.htm
80	EXHIBIT 10.26 NATIONAL GEO SPATIAL	ex1026nationalgeospatialinte.pdf
81	EXHIBIT 10.26	ex1026portusdejewelsept2013.htm
82	EXHIBIT 10.26 PORTUS DE JEWEL SEPT 2013	ex1026portusdejewelsept2013.pdf
83	EXHIBIT 10.26	ex1026yaumacountyiga.htm
84	EXHIBIT 10.26 YAUMA COUNTY	ex1026yaumacountyiga.pdf
85	EXHIBIT 10.27 KSJM INTERNATIONAL AIRPORT DOCUMENTS	ex1027gifdamastertrustindent.htm
86	EXHIBIT 10.27	ex1027aviationreport.htm
87	EXHIBIT 10.27 AVIATION REPORT	ex1027aviationreport.pdf
88	EXHIBIT 10.27	ex1027ksjairportalabamaco001.jpg
89	EXHIBIT 10.27 KJS AIRPORT ALABAMA	ex1027ksjairportalabamaconce.htm
90	EXHIBIT 10.27	ex1027ksjsarahjewelprofileff.htm
91	EXHIBIT 10.27 KJS SARAH JEWEL PROFILE	ex1027ksjsarahjewelprofileff.pdf
92	EXHIBIT 10.28 HSR FREIGHT LINE INC PHIL. REGIONAL PORT AUTHORITY DOCUMENTS	ex1028gifdamastertrustindent.htm
93	EXHIBIT 10.28 GOVERNOR WOLF ANNOUNCES NEXT STEP IN PORT OF PHILADELPHIA DEVELOPM	ex1028governorwolfannouncesn.htm
94	EXHIBIT 10.28	ex1028governorwolfannounc001.jpg
95	EXHIBIT 10.29HSR FREIGHT LINE INC. DOCUMENTS	ex1029gifdamastertrustindent.htm
96	EXHIBIT 10.29	ex1029highwayreportnchrpsynt.htm
97	EXHIBIT 10.29 HIGHWAY REPORT	ex1029highwayreportnchrpsynt.pdf
98	EXHIBIT 10.29	ex1029portsreport.htm
99	EXHIBIT 10.29 PORTS REPORT	ex1029portsreport.pdf
100	EXHIBIT 10.29	ex1029railfreightcivilengine.htm
101	EXHIBIT 10.29 RAIL FREIGHT CIVIL ENGINE	ex1029railfreightcivilengine.pdf
102	EXHIBIT 10.30 HSR PASSENGER SERVICES, INC. DOCUMENTS	ex1030gifdamastertrustindent.htm
103	EXHIBIT 10.30	ex1030passengerservicestrans.htm
104	EXHIBIT 10.30 PASSENGER SERVICES	ex1030passengerservicestrans.pdf
105	EXHIBIT 10.31 HSR TECHNOLOGIES DOCUMENTS	ex1031gifdamastertrustindent.htm
106	EXHIBIT 10.31	ex1031bridgesreport.htm
107	EXHIBIT 10.31 BRIDGES REPORT	ex1031bridgesreport.pdf
108	EXHIBIT 10.31	ex1031compoitecbarjuly2012.htm
109	EXHIBIT 10.31 COMPOSITE C=BAR JULY2012	ex1031compoitecbarjuly2012.pdf
110	EXHIBIT 10.31	ex1031electricityreport.htm
111	EXHIBIT 10.31 ELECTRICITY REPORT	ex1031electricityreport.pdf
112	EXHIBIT 10.31	ex1031yorkpalntusrailcaramer.htm
113	EXHIBIT 10.31 YORK PLANT US RAILCAR	ex1031yorkpalntusrailcaramer.pdf
114	EXHIBIT 10.31	ex1031yorkplantrailties2010n.htm
115	EXHIBIT 10.31 YORK PLANT US RAIL TIES	ex1031yorkplantrailties2010n.pdf
116	EXHIBIT 10.32 MALIBU HOMES INC. DOCUMENTS	ex1032gifdamastertrustindent.htm
117	EXHIBIT 10.32	ex1032portofmobile.htm
118	EXHIBIT 10.32 PORT OF MOBILE	ex1032portofmobile.pdf
119	EXHIBIT 10.32	ex1032towncenter28feb2012.htm
120	EXHIBIT 10.32 TOWN CENTER 28FEB2012	‘ex1032towncenter28feb2012.pdf
121	EXHIBIT 10.33 PLATINUM MEDIA INC DOCUMENTS	ex1033gifdamastertrustindent.htm
122	EXHIBIT 10.33	ex1033portofmobile.htm
123	EXHIBIT 10.33 PORT OF MOBILE	ex1033portofmobile.pdf
124	EXHIBIT 10.33	ex1033towncenter28feb2012.htm
125	EXHIBIT 10.33 TOWN CENTER 28FEB2012	ex1033towncenter28feb2012.pdf
126	EXHIBIT 10.34 PORT OF DE CLAUDIUS INC DOCUMENTS	ex1034gifdamastertrustindent.htm
127	EXHIBIT 10.34	ex1034amerimetrooctober2014.htm
128	EXHIBIT 10.34 AMERI METRO 2014	ex1034amerimetrooctober2014.pdf
129	EXHIBIT 10.34	ex1034inlandporttheemergence.htm
130	EXHIBIT 10.34 THE EMERGENCE OF THE INLAND PORT	ex1034inlandporttheemergence.pdf
131	EXHIBIT 10.34 INLAND PORT VIEWS	ex1034inlandportviews.htm
132	EXHIBIT 10.34	ex1034inlandportviews001.jpg
133	EXHIBIT 10.34	ex1034panamacanalauthorityan.htm
134	EXHIBIT 10.34 PANAMA CANAL AUTHORITY	ex1034panamacanalauthorityan.pdf
135	EXHIBIT 10.34	ex1034portofmobile.htm
136	EXHIBIT 10.34 PORT OF MOBILE	ex1034portofmobile.pdf
137	EXHIBIT 10.34	ex1034porttrajanci81_pointof.htm
138	EXHIBIT 10.34 PORT TRAJAN	ex1034porttrajanci81_pointof.pdf
139	EXHIBIT 10.35 LORD CHAUFFEURS LTD DOCUMENTS	ex1035gifdamastertrustindent.htm
140	EXHIBIT 10.35 KJS AIRPORT ALABAMA	ex1035ksjairportalabamaconce.htm
141	EXHIBIT 10.35	ex1035ksjairportalabamaco001.jpg
	Complete submission text file	0001534155-16-000067.txt

Report Narrative

The purpose of this narrative is to walk the reader through the valuation report and to give both background and explanation to the seemingly unrelated pages. Thus giving cohesion to the myriad of projections, reports and helping paint a full picture of what this report is trying to convey in its entirety.

Business description is an encapsulation, and gives a 10,000-foot view of ARMT. The next few pages give corporate structure background as to the formation of the company and its reverse merger with Yellowwood. Also, the subsidiaries within the corporate umbrella and the non-profits (501 C-3’s) within the fold to engage governmental agencies. ARMT owns 25% of each of its sixteen subsidiaries and acts as a manager for all projects, thereby having very low fixed and variable overhead comparatively (salaries, equipment payments, and insurance) while managing and ensuring completion of the project.

Segueing into the industry outlook are several excerpts from industry recognized expert opinions (both engineering and financial opinions) on the state of country wide infrastructure. The extreme lack of a viable and probable government funding to meet the growing demands of our infrastructure nationally. Additionally, an excerpt from Crane’s about the P3 for LaGuardia Airport and their $5.3Bil funding, bringing to light the resurgence of the P3 marketplace.

Following the industry supporting excerpts is our valuation methodologies and our overall opinion of value. Notwithstanding our valuation was based primarily on the Forward Cash Flow to Firm (FCFF) basis in large part due to the company’s non-revenue generating status and non-traded basis. The company’s work and contract pipeline is quite extensive with a pipeline of over $506 Billion in work to be performed and invoiced, which is expected to start in 2016/2017.

The opinion of value has been calculated primarily from the forward projections of the company with particular focus on the pipeline documents and contracts to support such a valuation. Using the FCFF formula: Total Business Value (under FCFF model) =FCFF Next Year/WACC – g X 3.5 plus assets under contract (Mark to Market) applying the discount rate of 25% to the aggregate we have determined the stock value going forward.

The master consulting agreement is pivotal in providing the necessary cash flow to ARMT as the manager of all the projects for a 1.5% management fee and totaling over $506 billion in projects in the pipeline. Giving ARMT immediate income once the projects are booked and invoiced.

Along with the master consulting agreement is the most recent company 8-K summary, giving further explanation of upcoming projects in negotiation, and/or in process to start.

Following the 8-K summary are the numerous projects in the pipeline with substantial size to be commenced and completed (see 8-K exhibits).

Sheer size and scope of the ambition of ARMT and is undertaking with is staggering $506 Billion in P3 financing and projects in their pipeline. It would be understated if we did not explore the vastness of the P3 marketplace and the overwhelming need for the private sector to bring these enormous yet infrastructural necessary projects to market.

  ARMT has politically aligned and positioned itself as direct recipient of the Alabama and Georgia highway and HSR contracts. The State House of Representatives Resolutions actually naming ATFI  as the recipient of the contracts for both toll roads and HSR paving the way for High Speed Rail. Furthering the ARMT foothold to both legally, and politically propagate their pipeline.  Replicating this template, yet again ARMT has engaged the ARC (Appalachian Regional Commission) which includes 13 states, to discuss their project needs and is currently under negotiation and planning.

Port de Jewel, Yuma County Arizona/Baja Mexico is also a project in the pipeline and is probably the most massive in scale with exception to Port Ostia (KSJM airport). Together with Inchcape, a world class shipping company with offices in 112 countries and 1,533 ports of call are also in negotiation with ARMT for shipping contracts for the ports ARMT is proposing. Including Port de Jewel on the Baja peninsula of Mexico and a railway system to transport the cargo into the United States. This will be the most advanced shipping port in the world with the largest ship slips and water depth, to accommodate the new class of Panama Canal ships being used and designed for the future. Gaining priority and preference over Port of Longbeach south of Los Angeles.

The master indenture agreement and master consulting agreement for the company are cornerstones for the projects in the pipeline. One of the major contract vehicles to generate revenue for ARMT. An exhibit is taken from the most recent 8-K, as an example for all the pipeline projects as described in the company projections.

As with any venture, investors want to know what their investment will be used for. The “Use of Proceeds” table explains the use of funds raised during the IPO and beyond as part of the business plan, it lays out the funds according to the percentage of subscription of stock, which gives transparency and accountability to the investor.

The remainder of the report exhibit’s is a plethora of supporting documents from industry expert reports (Bain, Boeing, Mckinsey, PricewaterhouseCoopers etc.) to substantiate our findings.

The accumulation of the industry reports (contained herein and in the 8-K exhibits) and the needs for infrastructure investment and development give a better compositional and compelling picture of what ARMT has put in place to accomplish its goal of “Changing the Way You Move”.

Business Description

The enigmatic and nebulous term of infrastructure is widely used and often misunderstood.  ARMT is comprised of 14 different and distinct subsidiaries and 4 strategic non-profit entities to interact and engage with federal, state and local governments. Each non-profit with a specific purpose to perform as a standalone entity and also to feed the corporate whole.  Bringing about a Public/Private Partnership (PPP) approach to privately finance, design, develop, and manage a traditionally government funded arena, in a massively underserved and anemically funded industry as a whole.

A Standard Industrial Code (SIC) of 1600 for Heavy Construction, the company is structured to design, finance, develop, supply, and complete the infrastructure transportation projects it undertakes utilizing Public-Private-Partnerships (PPP). Then in most cases to turn over said project to the municipality upon maturity of the bonds, but retain certain rights and both ancillary and adjoining business interests developed by the project. Therefore, creating a Private-Public-Partnership win-win; creating jobs, easing congestion on road ways, rail ways, and shipping ports, while reducing carbon emissions and leaving a better economic footprint behind for that area to thrive.

According to the company website, “The company is designed as a multi-faceted development company committed to bringing innovative design and independent financing to the construction of high-speed rail for passenger and freight transportation and related projects nationwide. ARMT anticipates that it will, directly or through subsidiaries, and affiliated companies develop plans, and then coordinate and supervise the financing, construction and development of such transportation projects by bringing together the resources, plans, financing, approvals and technology needed to implement the high-speed rail services.”

To summarize ARMT, they are a bridge between governments and the private sector servicing both by designing, building, financing, and managing large transportation construction needs with innovative and modern technological transportation solutions from High Speed Rail (HSR) to state of the art intermodal ports (Port Trajan, Portus de Jewel, Port Ostia, etc.).

Limited Distribution

The company prepared the valuation from its own internal sources.

Company Overview

ARMT is a mezzanine stage developmental company designed to focus on high-speed rail and other transportation services for passenger and freight transportation as well as related and ancillary transportation businesses. The Company anticipates that it will provide various services for high-speed rail throughout the United States. ARMT intends to secure manufacturing and technologies together with ancillary land development projects, sale of goods and services to government, civilian and commercial end users.

The company was incorporated on April 13, 2010. The company's Certificate of Incorporation authorizes 113,000,000 shares of common stock, $.0001 par value per share.

Public Status

On June 12, 2012, ARMT , a Delaware corporation, merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to ARMT. Yellowwood has an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock. Prior to the merger, Yellowwood had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as the former ARMT. Pursuant to the merger, all the outstanding shares of ARMT  common stock were exchanged for an aggregate of 12,667,421 shares of Yellowwood common stock on a pro rata basis in accordance with each holder's relative ownership of ARMT.

Since its incorporation, the Company has developed its business plan, appointed officers and directors, engaged initial project consultants and entered into negotiations and contracts for related and ancillary business. The company is currently developing proposals for the high-speed rail services in both Alabama and Georgia. The company believes that the need, demand and usage of alternative transportation such as high speed rail are increasingly important as the United States adopts policies to attempt to reduce its dependency on fossil fuels, particularly from the automobile.

ARMT and its wholly owned subsidiary, Global Transportation and Infrastructure, Inc., were formed to provide a global economic engine to supply the know-how and to curb the financial burden on the governments and tax payer alike to keep up with provide maintenance and replacement of the country’s transportation infrastructure.

The Founder of the Company, Shah Mathias, has organized and established three nonprofit corporations and is a facilitator of a forth nonprofit (ATFI) for the purpose of facilitating the development of the transportation systems. The nonprofit statutes provide a vehicle to issue bonds and to help secure infrastructure projects. The nonprofits have the discretion to turn over the infrastructure projects to a state or governing body having jurisdiction after the indebtedness has been paid. The nonprofits that Mr. Mathias has created are:

1) Alabama Toll Facilities, Inc. (ATFI)

2) Hi Speed Rail Facilities, Inc. (HSRF)

3) Hi Speed Rail Facilities Provider, Inc. (HSRFP)

4) Global Transportation Infrastructure Development and Finance Authority

To support the functionality of financial structure, sixteen for profit entities have been placed under the ARMT umbrella to carry out its defined task for each segment of operation. The company will act as a facilitator for the four not-for-profit entities. In return for these management services, the company will receive a payment of 30% on top of all payment made by ATFI, HSRF, HSRFP, and GIF & DA to the sixteen for profit entities. The company will also receive a facilitation fee of 1.5% of each bond issuance for ATFI, HSRF, HSRFP, and GIF & DA totaling.

Toll Highways

In 2007, and again in 2015, the toll road project was presented to the Alabama legislature which on June 7, 2007, adopted Act No. 2007- 506 entitled "Expressing Support for the Alabama Toll Road Project". This Act stated that it recognized the need to utilize other financial resources to meet the needs of highways and other infrastructure items such as that offered by ATFI. The Act urged approval of the bonds offered by ATFI as special revenue bonds with the project eventually vesting to the state upon maturity/calling of the bonds. The Act further supports designating ATFI as the exclusive entity for creation and development of the toll road project. The Act was revisited and resigned in 2015 furthering the need for the project and fortifying the company’s position.

Industry Outlook

With the current fall in energy prices and relatively lax government constraints, the current Infrastructure environment is rebounding. Albeit, a bleakly funded market from a governmental standpoint, the public-private- partnership arena is the only way foreseeable to accomplish the infrastructure needs of the affected states, municipalities and this country.

The following are excerpts from several highly credible reports to substantiate and codify the necessity for infrastructure improvement as well as the market size and scope in the US and Globally.

Current example of the success of Public-Private-Partnership (PPP) landscape

Port Authority Approves Plans To Rebuild LaGuardia Airport, East Elmhurst

BY: REID WILSON 6:00 AM ON MARCH 25, 2016

In the summer of 2015, plans to build a new LaGuardia Airport were revealed along with other transportation infrastructure, including a 24-hour ferry service and an AirTrain, that would serve to link the East Elmhurst airport to the rest of the city. The Port Authority of New York & New Jersey (PANYNJ) has officially approved the project, which was recently estimated to cost upwards of $5.3 billion, Crain’s reported. As part of the deal to approve the project, the Port Authority agreed that it redevelop the Port Authority Bus Terminal in Manhattan, shooting down any chance that it would be rebuilt for much cheaper in New Jersey. As for the airport, the Central Terminal Building is phase one of the greater redevelopment and is expected to be finished by 2021. Terminals C and D will be built after that.

ASCE Report Card on our current Infrastructure (pg. 1)

“Every four years, the American Society of Civil Engineers’ Report Card for America’s Infrastructure depicts the condition and performance of the nation’s infrastructure in the familiar form of a school report card—assigning letter grades based on the physical condition and needed investments for improvement. The 2013 Report Card grades show we have a significant backlog of overdue maintenance across our infrastructure systems, a pressing need for modernization, and an immense opportunity to create reliable, long-term funding, but they also show that we can improve the current condition of our nation’s infrastructure.”

Bain Brief (pg. 3)

Macro trend: Old infrastructure, new investments. In the advanced economies, renewed economic vitality will require refurbishing and expanding critical infrastructure, much of which was built more than a half century ago. But with public finances under strain, the job will increasingly present opportunities for public private partnerships. In emerging economies, continued infrastructure development will be needed to accommodate growth and lay a foundation for future expansion. Estimated contribution to global GDP by2020: $1 trillion.

KPMG Infrastructure 100 Report (pg. 13)

Historically, economic powerhouses have used public money or some form of debt security issued by the state to fund developments. However, the scale of the required investment means that government finance alone is insufficient and public institutions lack the critical capacity of qualified people needed to deliver. Therefore, the private sector needs to play an increasingly important role in delivering and financing critical projects. Whether the conditions exist to attract international private capital is open to question. Current flows are often limited by strong domestic competition, a lack of transparent tenders and considerable restrictions on inward investment, with further fears over resource nationalism. As a result, there are fewer direct greenfield opportunities in these markets for international private investors to consider. This is an issue economic powerhouses need to address if they are serious about attracting international investment and expanding the role of the private sector and the use of public-private partnership (PPP) models.

PwC Infrastructure 2014 & 2015 Outlook (pg. 9)

Investors continued to find P3 deals scarce in 2014, but generally feel positive about 2015 because of new states starting to participate in P3s. “It’s a year that has great potential as the market expands to new geographies and new asset classes,” says Dionisio of Meridiam Infrastructure. “Road transportation will continue to be fruitful, and we’re hoping that the rail market—with the Purple Line in Maryland—will help diversify the market. We will also see selected social infrastructure deals emerge as well in the short- to mid-term.”3

In a January 16, 2015, blog post, the White House said America certainly needs more private investment in its aging roads, bridges, rail lines, and water and sewer systems. The White House said an estimated $3.6 trillion would be required to update America’s infrastructure by 2020.6

But political risks continue to make many investors wary of P3s, some of which get derailed before the deal can be closed. Hastings Funds Management has invested in P3s in Australia and other countries, but not the US because of such risk and uncertainty. “We would like to see more certainty around the transaction processes” in the US, says Mavroyannis of Hastings. “That means providing certainty around political risk upfront through the structuring of the transaction.”

Oxford Economics

Capital project and infrastructure spending Outlook to 2025 (pg. 2)

By 2025, annual investment in infrastructure across our sectors in the US should top $1trn, having grown by an average of just over 3.5%a year. But the US will likely have been long since left behind by China, where we expect annual spending will reach over three times this level. We estimate that the US’s share of global spending will likely decline gradually over the coming decade to just over a tenth of total global spending by 2025.

Valuation Methods

Three primary approaches that we used to determine the value of the Company are: the net asset approach, the income approach, and the capitalized earnings approach. The factors that contributed to the valuation methodology selection and weightings include Company’s business, industry, and availability of the relevant market data or Company’s financial information. We weighed heavily on primarily the Income Valuation due to the company’s non-traded status as of yet.

Net Asset Approach

The net asset value approach is used in an entity which primarily owns “assets.” The net asset value is calculated by total assets minus intangible assets and liabilities. The Company reached an agreement to purchase 1132 acres with Rail and I-81 access.  After exercising the right to purchase the land, the property will be recorded as an asset. Conservatively estimating the per acre value at $350,000 per acre with current horizontal improvements we calculate the property to have a value of $396,250,000.

Income Approach

We utilized the Discounted Cash Flow Method, a form of Income Approach, to estimate the equity value of the Company. The Discounted Cash Flow Method is an income-based approach rooted in the theory that the total value of a business is the present value of its projected future earnings, plus the present value of the terminal value. The projected future earnings and the terminal value are discounted back to the Valuation Date using an appropriate discount rate of 25%.

Capitalized Earnings Approach

The capitalized earnings approach utilizes the return on investment that is expected by an investor to discount the earnings of a company. The capitalization rate is directly proportional to the level of perceived risk by investors. The company has no earning, there for the value given using this approach is $0.

Total assets of the company are $18,306 as of this report as compared to total assets of $4,611 as of July 31, 2014. Total current assets on July 31, 2015 was $16,365 as compared to assets of $2,191 as of July 31, 2014.

Total assets of the Company were $2,101 as at July 31, 2015 as compared to total assets of $4,611 as at July 31, 2014.  Total current assets at July 31, 2015 was $ nil, as compared to current assets of $2,191 as at July 31, 2014.

Total operating expenses increased to $5,228,813 for the fiscal year ended July 31, 2015 from $2,792,479 for the fiscal year ended July 31, 2014.  The increase was due to additional accrual of directors’ fees and officer payroll during the year ended July 31, 2015. Loss from operations was $5,228,813 for the fiscal year ended July 31, 2015 compared to $2,792,479 for the fiscal year ended July 31, 2014.

Liquidity: the company has no continuous methods of generating cash until operations of Port Trajan are realized, and the sale of its stock.

Capital Resources: the company did not incur any capital expenditures other than the purchase of office supplies and computer equipment.

Results of Operations: the company completed no sales and received no revenues since inception other than from the sale of its securities. The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until a capital infusion for its first project, slated for 2016. As of July 31, 2015, the Company has a working capital deficiency of $8,510,533 and has accumulated losses of $14,058,501 since inception.

Projected Financial Information

Management completed financial projections for the fiscal years ended July 31, 2015 to July 31, 2022. The Company’s revenue is projected to increase from $8.39 billion in FY2016 to $33.59 billion in FY2022. While the Company’s gross profit is projected to rise from a net income of $1.85 billion in 2016 to $7.42 billion in FY2022. Earnings before Interest and Taxes (EBIT) is projected to change as stated above, Taxes, estimated at a combined rate of 35% in years of operating profit, were deducted from EBIT.

Discounted Cash Flows

The goal of the Discounted Cash Flow Method is to arrive at net cash flow to invested capital, which is calculated as net operating income after taxes; plus, non-cash charges (such as depreciation and amortization); less capital expenditures; and less (plus) increases (decreases) in net working capital. Depreciation, capital expenditures, and net working capital requirements were estimated through the use of industry averages because the Company determined its revenue projections. The value of projected cash flows from year ended July 31, 2015 to year ended July 31, 2017, is approximately $7.38 billion (EBITDA) using a discount rate of 25.0%.

Terminal Value

We calculated the Company’s terminal value based on Gordon Growth formula that estimates the value of terminal free cash flows in perpetuity. Assuming the terminal growth rate remains constant, the value of the free cash flows equals to the value of free cash flows in the first terminal year capitalized at the Discount Rate minus terminal growth rate of return. Given the industry dynamic and the long-term economic outlook we selected the terminal growth rate at 3.0%. With the free cash flows of $1.246 billion and capitalization rate of 20.0%, the Terminal Value in FY2018 was calculated at $24.9 billion.

Equity Asset Value

Management calculated the equity value of the company as the sum of the present value of future cash flows and the present value of the terminal value, plus an estimated net loss from inception of ($1.6 million), minus a contractual payment to a related party of upfront investment required of $65,000,000. In conclusion, the equity value under Discount Cash Flow Method on the marketable non-controlling basis is projected as FY 2016/17 of $6.245 Billion.

The value of projected cash flows from year ended July 31, 2016 to year ended July 31, 2023, plus the prior accumulated deficit from inception, is approximately $25.198 billion, applying a discount rate of 25.0%.

Discount Rate

Management examined published data on the expected rate of return by venture capitalists investing in companies at different stages of their development (see table below). Management classified the company as being beyond the start-up stage. The Seiffer Software Study2 and Scherlis and Sahlman3 Study reported rates of return ranging from 40-80% for start-up stage companies. The Plummer Study4 reported rates ranging from 50-70% for those companies that are in the development stage. Based on an analysis of the risks facing the company, the revenue projections provided and our classification of the company, management believes that the appropriate discount rate [value] for the Company is 25% because of the overall structure and margins for profit as well as its mezzanine stage.

Market for Securities

Following the registration of the company's common stock for public trading, the Company will apply for admission to quotation of its securities on the NASDAQ (National Association of Securities Dealers Automated Quotations Board). There currently are public markets for the company’s securities as their competitors’ exhibit. (Notably FLR, GLDD, CBI, & SHAW)

We have also been made aware of several private sales, the most recent on 10/6/16 of company stock from an original investor in ARMT. The stock was offered and accepted at $60.00 per share. Demonstrating the perceived value and not only market acceptance, but the burgeoning of a resurgence in infrastructure as a whole and the company stock.

Opinion Of Value

Assumptions:

1.

That the initial bonds in the portfolio are rated A+, A1 or better.

2.

That ARMT projections are accurate and can be executed in the time frames given.

3.

That the governing bodies ARMT (or their subsidiaries) are engaging can move in a efficient and expedious manor and in the timelines provided herein.

Several factors were considered during this opinion; the extensive partnerships and plans ARMT has in place, and according to GAP the ability to invoice and book the projects when they execute the master indentures. According to management, are projecting a FCFF of $2.85 Billion in 2016 & 2017.  Also a 7 year FCFF of $209.9 billion (total). Considering the overall financial projections of the Company over the next 7 years with a projected net FCFF of $42.2 Billion.
Applying a discount rate of 25% equates to a FCFF of $2.137 Billion in 2016/17 and a 7 year FCFF of $157.425 Billion overall. The P3 Bond Indenture contracts in the pipeline of over $506 Billion already under the Master Indenture, that coupled with the physical asset under contract of $396,250,000.00 from the Port Trajan Project (Phase 1). Anticipating a bond rating of A+ - AA+  for the underlying project indenture bonds, supplanting the current book value, and using an industry conservative average multiple of 3.5 X future earnings, and it is our opinion that the Class B common shares (113,000,000) have a value of thirty eight ($38.00) dollars per share on a Forward Cash Flow For Firm basis.